Exhibit 99.1

IFF Reports Second Quarter 2010 Results

Both Local Currency Sales & Reported Sales Increased 17%

Adjusted EPS Increased 31%, Reported EPS Up 38%

NEW YORK--(BUSINESS WIRE)--August 5, 2010--International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today reported second quarter 2010 revenue of $666 million, 17 percent higher than the prior year quarter. Revenue in local currency increased 17 percent as foreign currency had a limited impact on results. Reported earnings per share (EPS) were $0.83, compared to $0.60 for the second quarter 2009. EPS in 2010 included a $0.02 per share expense related to ongoing restructuring efforts in Europe, while second quarter 2009 included a $0.05 per share expense relating to restructuring and employee separation costs. Excluding these items, adjusted EPS for the second quarter increased 31 percent to $0.85 versus $0.65 in the prior year quarter.

“It is clear that the strong momentum we experienced in the beginning of the year continued into the second quarter,” said Doug Tough, Chairman and Chief Executive Officer. “We are very pleased to report strong year-over-year improvements across all our financial metrics. While we have benefited from some elements of restocking and favorable prior year comparisons, the team was successful in winning key new business that will support our efforts to drive market share improvements.”

Mr. Tough added, “As we enter the second half of 2010, it is important to note that the benefits of restocking have begun to subside. When combined with stronger prior year comparisons, we expect local currency sales in the second half to return to more normalized levels, with relative strength in the third quarter versus the fourth. In addition, we continue to be mindful that foreign exchange movements may impact our results. As a result, in order for us to be successful, we must continue to execute our plans, serve customers well, anticipate challenges and win in the marketplace every day.”

Flavor Business Unit

Local currency sales in the second quarter increased 11 percent over the comparable 2009 period. The strong trends in Europe, Africa, Middle East (EAME) and Greater Asia continued, as strong demand and new business wins once again led to double-digit growth. In North America, sales increased seven percent as double-digit performances in both Confectionery and Beverage drove results. Performance in Latin America was solid as the company more than offset the loss of non-strategic business that began in the third quarter of 2009.

Operating profit increased 18 percent, or $10 million, to $65 million in the second quarter. This increase was driven by accelerated sales growth, improving input costs and our continued margin improvement initiatives. As a result, operating profit margin improved 100 bps to 21.2 percent versus 20.2 percent in the prior year period.

Fragrance Business Unit

Local currency sales in the second quarter increased 23 percent over the prior-year period as all regions and nearly all categories reported double-digit growth. Trends in the Fine Fragrance and Beauty Care category continued to be robust, growing very strong double-digits, as new business wins, higher volumes, restocking and favorable comparisons benefited results. In Beauty Care, both Hair Care and Toiletries continued to perform very well, increasing at a strong double-digit rate. Functional Fragrance also performed well, driven by strong trends in Fabric Care and double-digit growth in Home Care. Fragrance Ingredients local currency sales increased 24 percent as favorable comparison versus the year-ago period, some elements of restocking and improvements in underlying demand aided results.

Operating profit increased by $28 million to $65 million in the second quarter, including a $2 million charge related to ongoing restructuring efforts in Europe as compared to $5 million related to restructuring costs in the prior year period. Excluding these items, adjusted operating profit grew nearly 60 percent, or $25 million, to $67 million. As a result, adjusted operating profit margin for the quarter increased 430 bps to 18.6 percent, driven by higher volumes, reduced input costs and benefits from previous cost reduction initiatives.

Sales performance by region and product category follows:

		Second Quarter 2010 vs. Second Quarter 2009
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	24%	10%	25%	19%	7%	13%

EAME	Reported	47%	5%	22%	23%	14%	20%
	Local Currency	55%	10%	29%	29%	18%	25%

Latin America	Reported	34%	7%	26%	19%	8%	15%
	Local Currency	31%	7%	27%	18%	4%	13%

Greater Asia	Reported	26%	24%	8%	21%	18%	19%
	Local Currency	23%	22%	7%	19%	12%	15%

Total	Reported	36%	11%	21%	21%	13%	17%
	Local Currency	37%	12%	24%	23%	11%	17%

Second Quarter 2010 Highlights

  Gross profit, as a percentage of sales, was 42.8 percent compared with 40.1 percent in the prior year period. This improvement was mainly attributable to accelerated sales, moderating input costs and fixed cost leverage.
  Research, Selling and Administrative (RSA) expenses as a percentage of sales increased 160 bps to 26.3 percent. The increase of $35 million is mainly attributable to additional incentive compensation accruals of $18 million plus litigation related costs, investments and spending to support the higher level of business activity, reduction of R&D credits, unfavorable foreign currency movements and lower prior period base spending. Within RSA, R&D expense as a percentage of sales increased 60 bps to 8.4 percent.
  Operating profit increased $24 million to $108 million in the second quarter, including a $2 million charge related to ongoing restructuring efforts in Europe as compared to $5 million related to restructuring and employee separation costs in the prior year period. Excluding these items, adjusted operating profit grew 24 percent, or $21 million, to $110 million. As a result, adjusted operating profit margin increased 90 bps to 16.5 percent versus the year ago period.
  Interest expense decreased $2 million year-over-year reflecting lower levels of outstanding debt and lower borrowing costs.
  The effective tax rate in the quarter was 28.3 percent compared to 29.2 percent in the comparable period last year. The year-over-year decrease reflects the mix of earnings across the countries in which the company operates and lower repatriation costs.
  Cash flow from operations improved by $40 million to $128 million for six months of 2010 compared to the same period in 2009. This improvement was led by our strong profit performance as well as our continued focus to drive working capital improvement.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF), is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 32 countries worldwide. For more information, please visit our website at www.iff.com.

Audio Webcast

An audio webcast to discuss the Company's second quarter 2010 financial results and outlook will be held today at 10:00 a.m. EST August 5, 2010. Interested parties can access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a replay will be available on the Company's website approximately one hour after the event and will remain available on the IFF website until August 26, 2010.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this quarterly release, which are not historical facts or information, are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements are based on management’s current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “outlook”, “guidance”, “may” and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest and other savings, earnings and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others the following: general economic and business conditions in the Company’s markets, including economic and recessionary pressures; energy and commodity prices; decline in consumer confidence and spending; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; population health and political uncertainties; fluctuating interest rates; continued volatility of the capital and credit markets and any adverse impact on our cost of and access to capital and credit; fluctuations in the price, quality and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the outcome of uncertainties related to litigation; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Any public statements or disclosures by IFF following this report that modify or impact any of the forward-looking statements contained in or accompanying this report will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this report.

Certain other factors which may impact our financial results or which may cause actual results to differ from such forward-looking statements are also discussed in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the IFF website at www.iff.com under “Investor Relations”. You are urged to carefully consider all such factors.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

	2010	2009 (¹)	% Change	2010	2009 (¹)	% Change

Net sales	$665,800	$568,261	17	$1,319,710	$1,127,891	17
Cost of goods sold	380,799	340,347	12	764,501	677,912	13
Gross margin	285,001	227,914	25	555,209	449,979	23
Research and development	55,844	44,248	26	108,475	91,578	18
Selling and administrative	119,523	96,032	24	227,532	188,918	20
Restructuring and other charges	1,843	4,104		6,831	4,104
Interest expense	12,051	14,047		24,787	33,828
Other (income) expense, net	2,107	1,569		4,871	406
Pretax income	93,633	67,914	38	182,713	131,145	39
Income taxes	26,481	19,831	34	51,772	35,866	44
Net income	$ 67,152	$ 48,083	40	$ 130,941	$ 95,279	37

Earnings per share - basic	$0.84	$0.61		$1.65	$1.21
Earnings per share - diluted	$0.83	$0.60		$1.63	$1.20

Average shares outstanding
Basic	79,188	78,352	1	78,978	78,273	1
Diluted	80,111	79,050	1	79,902	78,898	1

(1) Includes the following reclassifications and revision for the three and six months ended June 30, 2009 to conform to the current year presentation: Cost of goods sold $0.2 million and $0.3 million, respectively; Research and development (R&D) $(4.5) million and $(7.4) million, respectively; Selling and administrative $1.5 million and $3.4 million, respectively. The adjustments to R&D above for the three and six months ended June 30, 2009 include $(2.8) million and $(3.7) million, respectively, related to the revision of excess foreign R&D credits from income tax expense.

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	June 30,	December 31,
	2010	2009
Cash & cash equivalents	$110,552	$80,135
Receivables	475,996	444,265
Inventories	454,608	444,977
Other current assets	182,464	158,689
Total current assets	1,223,620	1,128,066

Property, plant and equipment, net	482,041	501,293
Goodwill and other intangibles, net	717,452	720,530
Other assets	303,769	294,885
Total assets	$2,726,882	$2,644,774

Bank borrowings and overdrafts, and
current portion of long-term debt	$48,739	$76,780
Other current liabilities	446,620	407,674
Total current liabilities	495,359	484,454

Long-term debt	934,600	934,749
Non-current liabilities	448,892	453,661

Shareholders' equity	848,031	771,910
Total liabilities and shareholders' equity	$2,726,882	$2,644,774

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Six Months Ended
	June 30,
	2010	2009
Cash flows from operating activities:

Net income	$130,941	$95,279
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	40,221	38,263
Deferred income taxes	(14,737)	7,165
Gain on disposal of assets	(1,845)	(1,487)
Equity based compensation	10,780	10,136
Changes in assets and liabilities
Current receivables	(53,766)	(61,681)
Inventories	(30,384)	47,268
Current payables	58,580	(27,461)
Changes in other assets/liabilities	(12,150)	(19,945)
Net cash provided by operations	127,640	87,537

Cash flows from investing activities:

Additions to property, plant and equipment	(37,013)	(18,545)
Purchase of investments	(2,444)	(1,882)
Termination of net investment hedge	1,668	(13,604)
Proceeds from disposal of assets	1,438	835
Net cash used in investing activities	(36,351)	(33,196)

Cash flows from financing activities:
Cash dividends paid to shareholders	(39,631)	(39,338)
Net change in bank borrowings and overdrafts	(33,637)	(25,878)
Proceeds from issuance of stock under stock plans	14,674	1,507
Purchase of treasury stock	-	(1,967)
Net cash used in financing activities	(58,594)	(65,676)
Effect of exchange rates changes on cash and cash equivalents	(2,278)	(3,317)
Net change in cash and cash equivalents	30,417	(14,652)
Cash and cash equivalents at beginning of year	80,135	178,467
Cash and cash equivalents at end of period	$110,552	$163,815

Certain reclassifications have been made to the prior year’s operating activities to conform to the 2010 presentation.

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net Sales
Flavors	$304,323	$269,768	$604,492	$535,889
Fragrances	361,477	298,493	715,218	592,002
Consolidated	665,800	568,261	1,319,710	1,127,891

Operating Profit
Flavors	64,507	54,594	126,084	107,434
Fragrances (1)	65,374	37,743	121,389	74,535
Global Expenses	(22,090)	(8,807)	(35,102)	(16,590)
Consolidated	107,791	83,530	212,371	165,379

Interest Expense	(12,051)	(14,047)	(24,787)	(33,828)
Other income (expense), net	(2,107)	(1,569)	(4,871)	(406)
Income before taxes	$93,633	$67,914	$182,713	$131,145

(1) Includes $(2.8) million for the three months and $(3.7) million for the six months ended June 30, 2009 related to the reclass of excess foreign R&D credits from income tax expense to conform to current year presentation.

International Flavors & Fragrances Inc. Reconciliation of Income (Amounts in thousands) (Unaudited)

The following information and schedule provides reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedule is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the
Company prepared and presented in accordance with GAAP.

	Second Quarter 2010
	Items Impacting Comparability
	Reported (GAAP)	Restructuring Charges		Adjusted (Non-GAAP)

Net Sales	$665,800	-
Cost of goods sold	380,799	-
Gross Profit	285,001	-
Research and development	55,844	-
Selling and administrative	119,523	-
RSA Expense	175,367	-
Restructuring and other charges	1,843	1,843	(a)	-
Operating Profit	107,791	1,843		109,634
Net Interest Exp.	12,051	-
Other (income)/expense, net	2,107	-
Pretax income	93,633	1,843		95,476
Income taxes	26,481	(249)		26,730
Net income	67,152	1,594		68,746

Earnings per share - diluted	$0.83	$0.02		$0.85

(a) Entirely related to the Fragrance European facilities rationalization
	Second Quarter 2009
	Items Impacting Comparability
	Reported (GAAP)		Restructuring Charges		Employee Separation Costs		Adjusted (Non-GAAP)

Net Sales	$ 568,261		-		-
Cost of goods sold	340,347		-		-
Gross Profit	227,914		-		-
Research and development	44,248	(a)	-		-
Selling and administrative	96,032	(a)	-		920	(b)	95,112
RSA Expense	140,280		-		920		139,360
Restructuring and other charges	4,104		4,104	(b)	-		-
Operating Profit	83,530		4,104		920		88,554
Net Interest Exp.	14,047		-		-
Other (income)/expense, net	1,569		-		-
Pretax income	67,914		4,104		920		72,938
Income taxes	19,831		(1,419)		(240)		21,490
Net income	48,083		2,685		680		51,448

Earnings per share - diluted	$ 0.60		$ 0.03	(c)	$ 0.01	(c)	$ 0.65
(a)	Certain reclassifications have been made to 2009 amount in order to confirm with 2010 presentation
(b)	Restructuring and employee separation costs were related to our performance improvement plan were recorded as: Fragrances $4M and Corp $1M
(c)	The sum of EPS Reported, plus the per share effects of items added back to reconcile to EPS as Adjusted, may not equal the total EPS as Adjusted, due to rounding differences.

CONTACT:
International Flavors & Fragrances Inc.
Investor Relations:
Michael DeVeau, 212-708-7164